                       SEVERANCE AGREEMENT

     THIS SEVERANCE AGREEMENT (the "Agreement") is entered into as of the 13th day of January, 1995, by and between JAMES W. ARNETT, JR. (hereinafter "Arnett") and SHONEY'S, INC., a Tennessee corporation (hereinafter the "Company").

                      W I T N E S S E T H:

     WHEREAS, Arnett has been employed by the Company pursuant to an Employment Agreement dated July 1, 1992 (hereinafter the
"Employment Agreement") and has rendered valuable services to the Company; and

     WHEREAS, on January 13, 1995, Arnett submitted his resignation to the Company, which resignation was accepted by the Board of Directors of the Company on that same date; and

     WHEREAS, it is the desire of Arnett and the Company to enter into this Agreement to formally terminate the Employment Agreement and to resolve all matters arising out of or related to Arnett's employment with the Company and the termination of his employment with the Company;

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

     1. Termination of Employment Agreement. Except as expressly set forth herein, this Agreement supersedes the Employment Agreement, which is hereby wholly terminated and cancelled as of the date of this Agreement. The respective rights and obligations of the parties shall be governed hereafter by the terms of this Agreement.

     2.   Severance Pay.   The Company will pay Arnett one year's
severance pay of Three Hundred Thirty-Five Thousand and 00/100 Dollars ($335,000.00) (equalling fiscal 1994 salary of $255,000 and fiscal 1994 bonus of $80,000), which shall be payable at the rate of $6,442.31 per week, effective the week ending January 20, 1995, in accordance with Employer's regular payroll policies.

     3. Stock Options. As of the date of Arnett's resignation, Arnett had vested options remaining to purchase 15,000 shares of the Company's common stock at an exercise prices of $24.00 per share (10,000 shares) and $20.625 per share (5,000 shares). Arnett hereby relinquishes any right to exercise these options or any other rights or options that he has to purchase the Company's common stock. The terms and provisions of this Agreement shall supersede and control over any of the terms and provisions of any agreement between Arnett and the Company with respect to any options to purchase the Company's common stock.

     4.   Benefits and Other Matters.

          4.1. Upon payment of the appropriate premiums, Arnett will have the right to continue his participation in the Company's group health coverage plan under the applicable COBRA regulations.

          4.2. Arnett will receive the stock distribution for the 1994 plan year as a result of his participation in the Company's Employee Stock Purchase Plan (the "Plan"). Any balance remaining on account for him will be returned with the stock certificate. Arnett may not participate in the Plan after the 1994 plan year.

          4.3. Arnett will be reimbursed for any out-of-pocket expenses incurred through January 13, 1995 in accordance with the Company's travel and entertainment reimbursement guidelines, provided, however, that request for reimbursement is made by February 28, 1995.

     5. Survival of Employment Agreement Covenants. Notwithstanding Section 1 of this Agreement, Arnett agrees to continue to be bound by and observe the requirements of Section 2.3 of the Employment Agreement as fully as if the Employment Agreement was in full force and effect. In addition, because the Employment Agreement is terminated, Arnett also agrees to be bound by and observe the requirements of Section 4.4 of the Employment Agreement that are effective upon termination of the Employment Agreement.

     6.   Publicity.

          6.1. At any time following the date hereof, Arnett shall not make any statements, comments or take any actions detrimental to the interests of the Company, its officers or directors. To the extent that the foregoing prohibition might be applicable, it is not intended to prevent Arnett from giving testimony pursuant to compulsory process of law.

          6.2. At any time following the date hereof, the Company shall not make any public statements, announcements or disclosures, except as may be required by law, of any information detrimental to Arnett. The determination whether any disclosure is required by law shall be made by the Company in its sole discretion.


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
     7.   Certain Remedies.   In addition to any other remedies
that the parties may have at law or in equity, Arnett and the Company agree that, in the event of a breach by Arnett of the provisions of Section 5 hereof (incorporating Sections 2.3 and 4.4 of the Employment Agreement) or Section 6.1 hereof, damages to the Company would be difficult to determine and, in the event of such breach by Arnett, the Company shall be released from its obligation to make any further payments to Arnett under Section 2 hereof and its obligations under Section 6.2 hereof.

     8. Release. Arnett hereby releases and forever discharges the Company, each of its subsidiary corporations and each of their respective directors, officers, agents and employees from all claims, demands, rights and causes of action of any kind that Arnett has or hereafter may have on account of or in any way arising out of or related to the Employment Agreement, Arnett's employment with the Company or the termination of Arnett's employment with the Company. The release set forth in this Section 8 shall not release any claim, demand, right or cause of action of any kind that Arnett may have on account of or in any way arising out of or related to a breach of the terms and provisions of this Agreement nor shall it release any rights that Arnett may have for indemnification under the Company's by-laws for any claim that might be made against Arnett by a third party arising out of the course and scope of Arnett's employment with the Company.

     9. Nonassignability. The rights of Arnett under this Agreement are not transferable otherwise than by will or the laws of descent and distribution. No assignment, pledge, anticipation or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company.

     10. Company Property/Correspondence. Arnett shall immediately return the following to the Company:

          (a)  Any company credit card in his possession;
          (b) Any coupons or discount cards for use at any of the Company's facilities that are in his possession;
               and
          (c)  Any other company property in his possession.

     11. Withholding. All cash payments and issuance of stock to Arnett shall be subject to any applicable federal, state or local withholding tax or information reporting requirements. Any such withholding shall be at the minimum rate required. In the event that Arnett and the Company do not agree on the amount or method of any required withholding, such matter shall be referred to the Company's independent public accountants for resolution. The


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
decision of such independent public accountants shall be binding on all parties unless Arnett, at his sole expense, shall obtain an appropriate ruling from the Internal Revenue Service.

     12. Validity of Provisions. Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be valid and enforceable, provided, however, that in the event any provision or term of this Agreement should be determined to be invalid or unenforceable, all other provisions and terms of this Agreement and the application thereof to all persons and circumstances subject thereto shall remain unaffected to the extent permitted by law. If any application of any provision or term of this Agreement to any person or circumstances should be determined to be invalid or unenforceable, the application of such provision or term to other persons and circumstances shall remain unaffected to the extent permitted by law.

     13. Construction. This Agreement shall be governed by the laws of the State of Tennessee. As herein used, the singular number shall include the plural, and the plural the singular, unless the context would fairly not admit of such construction. Section or paragraph headings are employed herein solely for convenience of reference, and such headings shall not be used in construing any term or provisions of this instrument. References herein to a "section" shall refer to the appropriately numbered section of this Agreement unless specific reference is made to another instrument or document.

     14. Entire Agreement/Binding Effect. This Agreement contains the entire agreement between the parties hereto and there are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, between the parties other than those set forth herein. No agreement of any kind relating to the matters covered by this Agreement shall be binding upon either party unless and until the same is made in writing and executed by both parties.

This Agreement shall be binding upon the Company, its successors and assigns, and upon Arnett, his heirs, representatives, successors and assigns.

     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties have executed this Agreement, the corporate party by its duly authorized officer as of the day and year first above written.

                         SHONEY'S, INC.


                         By: /s/ Taylor H. Henry
                            -------------------------------------

                         Title:  Chairman and CEO
                               ----------------------------------


                           /s/ James W. Arnett, Jr.
                         ----------------------------------------
                         JAMES W. ARNETT, JR.

































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